UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.)

Persistence Software, Inc.

(Name of Issuer)

Common Stock
(Title of Class of Securities)

715329-10-8
(CUSIP Number)


(Date of Event Which Requires Filing of this Statement)
December 31, 2003

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_] Rule 13d-1(b)

[x] Rule 13d-1(c)

[  ] Rule 13d-1(d)





CUSIP No. 715329-10-8             SCHEDULE 13G           PAGE 2 of 7 PAGES


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS (ENTITIES ONLY)

     Rogers Family Trust UTD 01-21-81
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [x]
                                                                 (b)  [_]
     Not applicable
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------

                 5.   SOLE VOTING POWER

                      138,350
NUMBER OF        ---------------------------------------------------------------
SHARES           6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY              0
EACH REPORTING   ---------------------------------------------------------------
PERSON WITH      7.   SOLE DISPOSITIVE POWER

                      138,350
                 ---------------------------------------------------------------
                 8.   SHARED DISPOSITVE POWER

                      0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     138,350
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO  (revocable family trust)
--------------------------------------------------------------------------------







CUSIP No. 715329-10-8             SCHEDULE 13G           PAGE 3 of 7 PAGES


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS (ENTITIES ONLY)

     Roy and Ruth Rogers Unit Trust, UTD 09-28-89
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [x]
                                                                 (b)  [_]
     Not applicable
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------

                 5.   SOLE VOTING POWER

                      64,600
NUMBER OF        ---------------------------------------------------------------
SHARES           6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY              0
EACH REPORTING   ---------------------------------------------------------------
PERSON WITH      7.   SOLE DISPOSITIVE POWER

                      64,600
                 ---------------------------------------------------------------
                 8.   SHARED DISPOSITVE POWER

                      0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     64,600
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO (charitable remainder unit trust)
--------------------------------------------------------------------------------








CUSIP No. 715329-10-8            SCHEDULE 13G            PAGE 4 of 7 PAGES


Item 1.

(a)   NAME OF ISSUER

      Persistence Software, Inc.
--------------------------------------------------------------------------------
(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

      1720 Amphlett Blvd., Suite 300, San Mateo, CA 94402
--------------------------------------------------------------------------------

Item 2.

(a)   NAME OF PERSON FILING *

      (1) Rogers Family Trust, UTD 01-21-81
      (2) Roy and Ruth Rogers Unit Trust, UTD 09-28-89


* Attached to this Schedule 13G as Exhibit 1 is a Joint Filing Agreement between the persons specified above. This Schedule 13G is being filed on behalf of each of them.
--------------------------------------------------------------------------------
(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

      3000 Sand Hill Road, Bldg 1, Suite 260, Menlo Park, CA 94025 **

      **  This address applies to all persons specified above in item 2(a).
--------------------------------------------------------------------------------
(c)   CITIZENSHIP

      (1) California
      (2) California

--------------------------------------------------------------------------------
(d)  TITLE OF CLASS OF SECURITIES

     Common Stock
--------------------------------------------------------------------------------
(e)  CUSIP NUMBER

     715329-10-8
--------------------------------------------------------------------------------

Item 3.
     If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     Not applicable
--------------------------------------------------------------------------------










CUSIP No. 715329-10-8            SCHEDULE 13G            PAGE 5 of 7 PAGES


Item 4. OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  AMOUNT BENEFICIALLY OWNED:

          As of December 31, 2003, 202,950 shares may be deemed beneficially owned within the meaning of Rule 13d-3 under the Securities
  	    Exchange Act of 1934 by Ruth and Roy Rogers, which includes
	    138,350 shares held by Rogers Family Trust, a revocable
	    trust, of which Roy Rogers and his spouse, Ruth Rogers, are co-trustees. In addition, 64,600 shares may be deemed
 	    beneficially owned by Roy Rogers and Ruth Rogers, as
	    co-trustees of the Roy and Ruth Rogers Unit Trust,
	    an irrevocable charitable trust. Roy Rogers and Ruth Rogers otherwise disclaim beneficial ownership of these shares.
--------------------------------------------------------------------------------
     (b)  PERCENT OF CLASS:

          For more information regarding percent of class with respect to the above listed shares, refer to item 11 of the cover pages.
--------------------------------------------------------------------------------
     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          For more information on voting and dispositive power with respect to the above listed shares, refer to item 5-8 of the cover pages.
--------------------------------------------------------------------------------
Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Not applicable
--------------------------------------------------------------------------------
Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable
--------------------------------------------------------------------------------
Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable
--------------------------------------------------------------------------------
Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable
--------------------------------------------------------------------------------
Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable
--------------------------------------------------------------------------------





CUSIP No. 715329-10-8             SCHEDULE 13G           PAGE 6 of 7 PAGES


Item 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 9, 2004



                                                  Rogers Family Trust


                                                  By:
                                                     ---------------------------
                                                  Name:  Roy L. Rogers
                                                  Title: Trustee


                                                  Roy & Ruth Rogers Unit Trust


                                                  By:
                                                     ---------------------------
                                                  Name:  Roy L. Rogers
                                                  Title: Trustee








CUSIP No. 715329-10-8               SCHEDULE 13G            PAGE 7 of 7 PAGES


EXHIBIT 1
                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of shares of Common Stock of Persistence Software, Inc. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended.

Dated:  March 9, 2004



                                                  Rogers Family Trust


                                                  By:
                                                     ---------------------------
                                                  Name:  Roy L. Rogers
                                                  Title: Trustee


                                                  Roy & Ruth Rogers Unit Trust


                                                  By:
                                                     ---------------------------
                                                  Name:  Roy L. Rogers
                                                  Title: Trustee